Exhibit 99.1

Date	January 4, 2021
Contacts	Investors: Ed Yuen, ir@eose.com Media: James McCusker, media@eose.com
Pages	2

Eos Energy Secures $20 million order—the Largest in Company History—to Supply Long Duration Storage to California Power Grid

Deal with EnerSmart extends backlog of energy storage systems Eos is scheduled to install in 2021

EDISON, N.J.— Eos Energy Enterprises, Inc. (NASDAQ: EOSE) (“Eos”), a leading provider of safe, scalable, efficient, and sustainable zinc-based energy storage systems, today announced a firm order from EnerSmart, a developer, owner and operator of utility scale energy storage projects, to provide at least 90MWh, and as much as 180MWh, of energy storage over the next 24 months.

The projects are planned to be powered by Eos’s innovative Znyth® battery technology to provide improved grid stability and increased renewables utilization across multiple locations in California. The first project, anticipated to supply 9MWh of storage in El Cajon to CAISO (California’s independent grid operator), is valued at $2 million with installation scheduled for the fourth quarter of 2021.

“We are very excited and believe that this agreement will expand our installed base and continue to show the demand for longer duration storage. We look forward to working with EnerSmart to bring innovative technology designed to make a long-term positive impact on California’s power grid,” said Balki Iyer, Chief Commercial Officer of Eos.

The Eos Znyth® battery is designed to provide continuous power upon installation and is anticipated to have a useful life of 20 years. This positively ingenious storage solution developed in Edison, NJ is proven to be safe across a wide range of operating conditions and will be shipped from Eos’s manufacturing facility located in Pittsburgh, PA.

“As we expand our portfolio of utility scale energy projects in key markets, we rely on technology that can provide safe, reliable storage at an attractive cost,” said Marc La Magna, Co-founder and Managing Partner at EnerSmart. “Eos Energy’s technology is designed to address these areas and importantly, they share our passion and optimism that energy storage and renewable energy projects will continue to be widely adopted in California and around the country.”

Please consider the environment before printing.

About Eos

Eos Energy Enterprises, Inc. is accelerating the shift to clean energy with positively ingenious solutions that transform how the world stores power. Our breakthrough Znyth® aqueous zinc battery was designed to overcome the limitations of conventional lithium-ion technology. Safe, scalable, efficient, sustainable — and manufactured in the U.S. — it’s the core of our innovative systems that today provide utility, industrial, and commercial customers with a proven, reliable energy storage alternative. Eos was founded in 2008 and is headquartered in Edison, New Jersey. For more information about Eos (NASDAQ: EOSE), visit eose.com.

About EnerSmart

EnerSmart Storage LLC is a developer of front-of-the-meter battery energy storage projects throughout the US, focusing on projects of up to 10MW in capacity. The company’s projects deliver energy and frequency control services to Independent System Operators, as well as capacity in available markets. EnerSmart has expertise in project development, AI and machine learning software, and has plans to develop, own, and operate over 200 MW of battery storage projects by year-end 2023. EnerSmart was founded in 2019, and has offices in Boulder, Colorado and San Diego, California. To learn more about EnerSmart please visit our website at: www.enersmartstorage.com.

Forward-Looking Statements

This press release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about: the future financial performance of Eos; Eos’s plans for expansion and acquisitions; and changes in Eos’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the parties’ views as of any subsequent date, and Eos does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against Eos; (2) the ability to maintain the listing of Eos’s shares of common stock on NASDAQ; (3) the ability of Eos’s business to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (4) changes in applicable laws or regulations; (5) the possibility that Eos may be adversely affected by other economic, business, and/or competitive factors; and (6) other risks and uncertainties indicated from time to time in the Prospectus included as part of the Registration Statement on Form S-1 filed by Eos with the Securities and Exchange Commission (“SEC”) on December 10, 2020, Registration No.333-251243, including those under the heading “Risk Factors” therein, and other factors identified in Eos’s prior and future SEC filings with the SEC, available at www.sec.gov.

2 January 4, 2021